Warsaw, IN . . . September 21, 2005 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD FIRST QUARTER RESULTS

Biomet, Inc. today reported record sales and earnings results for its first quarter ended August 31, 2005.  Net sales increased 11% to $484,903,000.  Operating income increased 41% to $151,410,000 from $107,232,000 and increased 8%, on an adjusted basis, from $140,254,000.  Net income increased 66% to $100,299,000 from $60,433,000 and increased 10%, as adjusted, from $91,023,000.  Diluted earnings per share increased 67% to $0.40 from $0.24 and increased 11%, on an adjusted basis, from $0.36.  The Company's 2004 reported results reflect the acquisition of Merck KGaA's interest in the Biomet Merck joint venture on March 19, 2004, as well as the acquisition of Interpore International, Inc. on June 18, 2004.  Adjusted results for last year, which are non-GAAP financial measures exclude amortization of inventory step-up and write-off of in-process research and development related to these acquisitions.  A reconciliation to comparable GAAP measures is included in this press release.

President and Chief Executive Officer Dane A. Miller, Ph.D., stated, "The Company's record first quarter results are attributable to continued strong sales of orthopedic reconstructive devices and dental reconstructive implants.  We continue to invest in sales and marketing initiatives in order to solidify our long-term growth prospects in the musculoskeletal products marketplace."

Excluding the impact of foreign currency, which increased first quarter sales by $3.7 million, net sales increased 10%.  First quarter sales in the United States increased 7%, while international sales increased 16%, on a constant currency basis.

During the first quarter of fiscal year 2006, worldwide reconstructive device sales increased 15% to $323,815,000.  Excluding the effects of foreign currency, reconstructive device sales increased 14% worldwide during the quarter.  Knee sales increased 17% worldwide and 16% in the United States during the first quarter.  On a constant currency basis, knee sales increased 16% worldwide.  Revenue growth for knees during the first quarter continued to be driven by strong demand for Biomet's recent product introductions for total and unicompartmental knee replacement procedures.

Hip sales increased 12% worldwide and 7% in the United States during the first quarter.  Worldwide hip sales increased 11%, constant currency.  The Company's metal-on-metal acetabular systems, porous coated hip stems and second generation highly crosslinked polyethylene components experienced increased market penetration during the first quarter.

Extremity sales increased 13% worldwide and 8% in the United States during the first quarter.  Excluding the impact of foreign currency, worldwide extremity sales increased 12% during the quarter.  Dental reconstructive implant sales increased 15% worldwide during the first quarter and 14% in the United States.  On a constant currency basis, worldwide dental reconstructive implant sales increased 14%.  Sales of bone cements and accessories increased 16% worldwide and 9% in the United States during the first quarter.  Sales of bone cements and accessories increased 15% worldwide, constant currency.

Worldwide fixation sales increased 2% to $64,179,000 during the first quarter of fiscal year 2006 and increased 2% worldwide, on a constant currency basis.  Lorenz Surgical's craniomaxillofacial fixation sales increased 15% worldwide and increased 10% in the United States during the first quarter.  Craniomaxillofacial fixation sales increased 14% worldwide, constant currency.  Internal fixation sales increased 6% worldwide and in the United States during the first quarter.  Excluding the effect of foreign currency, internal fixation sales increased 6% worldwide.  Electrical stimulation device sales decreased 4% worldwide during the first quarter and decreased 2% in the United States.  Worldwide external fixation sales decreased 5% and decreased 11% in the United States during the quarter.  On a constant currency basis, worldwide external fixation sales decreased 5%.

During the first quarter of fiscal year 2006, spinal product sales increased 5% worldwide to $55,326,000, while growth was flat in the United States.  Spinal product sales increased 4% worldwide, on a constant currency basis.  Sales of spinal implants and orthobiologics for the spine increased 14% worldwide and 8% in the United States, while spinal stimulation sales decreased 7% worldwide and in the United States during the first quarter.

Worldwide sales of Biomet's "other products" increased 4% to $41,583,000 during the first quarter of fiscal year 2006 and increased 3% in the United States.  Excluding the effects of foreign currency, sales of "other products" increased 3% worldwide.  Arthroscopy sales increased 17% worldwide and 14% in the United States during the first quarter.  On a constant currency basis, arthroscopy sales increased 16% worldwide.  During the first quarter, softgoods and bracing sales decreased 7% worldwide and decreased 6% in the United States.  Softgoods and bracing sales decreased 7% worldwide, constant currency.

Dr. Miller concluded, "We are pleased with Biomet's sales performance during the first quarter of fiscal year 2006.  The Company experienced accelerating worldwide constant currency growth this quarter compared to last quarter in reconstructive products, internal fixation, craniomaxillofacial fixation and arthroscopy products.  Additionally, we are pleased with the operational progress and new product line-up at our EBI subsidiary.  Consequently, we remain comfortable with the range of analysts' sales and earnings estimates of $497 million to $506 million and $0.42 to $0.44 per share for the second quarter of fiscal year 2006."

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. – QUARTERLR RESULTS

FOR THE THREE MONTHS ENDED AUGUST 31
(in thousands, except earnings per share)

	2005	2004

Net Sales	$484,903	$438,160
Cost of Sales	134,495	118,970
Cost of Sales, current period impact of inventory step-up	-	7,002
Gross Profit	350,408	312,188

S, G, & A	178,182	160,460
R & D	20,816	18,476
In-process research and development	-	26,020
Operating Income	151,410	107,232

Other Income (Expense), Net	558	(728)
Income Before Taxes
And Minority Interest	151,968	106,504
Income Taxes	51,669	48,503
Income Taxes related to inventory step-up	-	(2,432)
Net Income	$100,299	$ 60,433

Earnings per Share
Basic	.40	.24
Diluted	.40	.24

Basic Shares Outstanding	249,582	253,856
Diluted Shares Outstanding	250,656	255,950

U.S. sales	$317,326	$296,304
Foreign sales	167,577	141,856

Reconstructive sales	$323,815	$282,482
Fixation sales	64,179	62,713
Spinal product sales	55,326	52,909
Other product sales	41,583	40,056

Consolidated Balance Sheets	August 31, 2005	May 31, 2005
Assets
Cash and Investments	$ 193,623	$ 177,074
Accounts and notes receivable, net	455,821	479,745
Inventories	471,659	469,791
Other current assets	110,624	108,712
Fixed Assets, net	326,820	322,887
Goodwill	432,255	435,621
Other Assets	101,602	102,747
Total Assets	$2,092,404	$2,096,577

Liabilities and Stockholders' Equity
Current Liabilities	$ 518,375	$ 501,391
Other Liabilities	29,819	31,255
Stockholders' Equity	1,544,210	1,563,931
Total Liabilities and Stockholders' Equity	$2,092,404	$2,096,577

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income as adjusted, net income as adjusted, and diluted earning per share as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the following charges: (a) the current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; (b) in-process research and development written off as of the closing date related to the acquisition of Interpore International, Inc.; (c) tax effect of item (a) above.  Inventory stepped-up to its current fair market value in an acquisition and subsequently sold, results in a higher cost of goods sold during the periods in which the stepped-up inventory is sold, thus overstating cost of goods sold and understating gross margins versus historical and future periods in which the inventory sold represents the actual cost of products manufactured.  In-process research and development written off as of the closing date of an acquisition is a one time event that is not indicative of future results.  The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
RESULTS FOR THE QUARTERS ENDED AUGUST 31
(in thousands, except per share data)
	2005		2004
	Amount	Percent of Sales	Amount	Percent of Sales

Operating income, as reported	$151,410	31.2%	$107,232	24.5%
Inventory step-up	--	--	7,002	1.6
In-process research and development	--	--	26,020	5.9
Operating income, as adjusted	$151,440	31.2%	$140,254	32.0%

Net income, as reported	$100,299	20.7%	$ 60,433	13.8%
Inventory step-up	--	--	7,002	1.5
In-process research and development	--	--	26,020	5.9
Tax effect of inventory step-up	--	--	(2,432)	(.4)
Net income, as adjusted	$100,299	20.7%	$ 91,023	20.8%

	2005		2004
	Basic	Diluted	Basic	Diluted
Earnings per share, as reported	$0.40	$0.40	$0.24	$0.24
Inventory step-up	--	--	.03	..03
In-process research and development	--	--	.10	..10
Tax effect of inventory step-up	--	--	(.01)	(.01)
Earnings per share, as adjusted	$0.40	$0.40	$0.36	$0.36

                                         THREE MONTHS ENDED AUGUST 31, 2005

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies

U.S. sales	7%	-%	7%
Foreign sales	18	2	16
Total sales	11	1	10

Reconstructive sales	15%	1%	14%
Fixation sales	2	-	2
Spinal product sales	5	1	4
Other product sales	4	1	3

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